ABC FUNDING, INC. ENTERS INTO DEFINITIVE STOCK PURCHASE AND SALE AGREEMENT
               TO ACQUIRE VOYAGER GAS CORPORATION FOR $42 MILLION

Houston, May 23, 2008 -- ABC Funding, Inc. ("ABC" or the "Company") (OTCBB:
AFDG) announced today that it has entered into a definitive Stock Purchase and Sale Agreement ("SPA") to acquire all of the outstanding capital stock of Voyager Gas Corporation ("Voyager") for total consideration of $42 million. Such consideration will consist of $35 million in cash (subject to adjustment) and
17.5 million shares of ABC's common stock, having an agreed upon value of $7 million. ABC will own an approximate 100% working interest in the oil and gas properties of Voyager and will operate all of the properties. The Company expects to close the acquisition on or before August 20, 2008.

Upon signing the SPA, ABC delivered an $800,000 earnest money deposit to the selling shareholder of Voyager, which will be credited against the purchase price at closing. ABC obtained the earnest money through a loan advanced to ABC by two institutional investors immediately prior to the entry into the SPA.

The proposed acquisition is subject to customary closing conditions. ABC intends to utilize a combination of debt and equity in order to fund the acquisition. Therefore, ABC's ability to close the transaction is contingent upon ABC raising sufficient capital, and the failure to do so could result in the selling shareholder of Voyager terminating the SPA and retaining the earnest money deposit.

The Voyager assets consist of approximately 14,300 net contiguous acres located in three substantial lease blocks within the prolific Frio and Yegua producing trends in Duval County, south Texas, at depths ranging from 4,000 to 7,500 feet. As of April 1, 2008, the properties had independently engineered net proved reserves of 16.2 Bcfe. By category, this includes 5.2 Bcfe of proved developed producing (PDP), 5.6 Bcfe of proved developed non-producing (PDNP), and 5.4 Bcfe of proved undeveloped (PUD) reserves. Approximately 69% of total proved reserves are natural gas, and 31% is crude oil and condensate. In addition to proved reserves, the Company's independent engineers have identified an additional 7.4 Bcfe of net, unrisked probable reserves, for a 2P total of 23.6 Bcfe. The net investment required to develop the proved plus probable reserves is estimated at $13.2 million. The purchase price includes comprehensive 3-D seismic data which covers the properties.

Based on the independent engineer's report, the properties to be acquired have an SEC PV10 value of $75.6 million for the proved component, and an additional $47.3 million for probable reserves, or a total proved and probable PV10 value of $122.9 million. This calculation used April 1, 2008 pricing of $105.56 per Bbl of crude oil and $9.59 per Mmbtu of natural gas. Based upon total consideration to the Voyager shareholder of $42 million, the implied cost for proved reserves only is $2.59 per Mcfe, and $1.78 per Mcfe should probable reserves be included. On a cash component basis alone, the implied cost for proved reserves is reduced to $2.16 per Mcfe, and $1.48 per Mcfe should probable reserves be included. The Company anticipates allocating additional value to the proved and probable reserves over a period of time.

Presently, the properties to be acquired consist of 15 producing wells, 9 drilled behind pipe opportunities, plus 6 undeveloped and 7 probable locations. A typical well may have between 0.3 and 1.5 Bcfe of gross reserves per completion. All of the wells have multiple pay potential, reducing the risk of

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dry hole loss. The cost to drill and complete a typical well ranges between $0.8 million to $1.2 million, depending upon location and horizon completed. The producing area is connected to multiple gas gathering systems, mitigating or eliminating initial production delays.

The "new" ABC Funding, after accounting for the transaction:

      o Properties generate significant sustainable cash flow via established crude oil and natural gas production;

      o High degree of operational control: ABC will own approximately 100% WI in all of Voyager's oil and gas properties and will operate all of the properties;

      o Multi-year drilling inventory, numerous low risk PDNP, PUD and Probable opportunities can meaningfully ramp production and cash flow;

      o A large position of 14,300 net contiguous acres provides expansion potential outside of the core area via bolt-on acquisitions;

      o Low cost basis of $2.59 per Mcfe based upon total consideration, and $2.16 per Mcfe based upon cash consideration only;

      o     R/P ratio of approximately 10 years; relatively long half life of
            6.4 years; and

      o     Experienced management team.

Robert P. Munn, ABC's newly appointed President and Chief Executive Officer, stated: "This is an important step in the evolution of ABC Funding. The Company will become a focused, cash flow positive E&P company, with the ability to meaningfully increase our pro forma production via the organic development of our substantial acreage position. In addition, management intends to utilize this transaction as a platform for future accretive acquisitions. Our commitment will always be the enhancement of long term shareholders' value".

FORWARD-LOOKING STATEMENTS: This document includes forward-looking statements. Forward-looking statements include, but are not limited to, statements concerning estimates of expected results from drilling exploratory and development wells and associated costs, statements relating to estimates of, and increases in, production, cash flows and values, statements relating to the continued advancement of ABC Funding, Inc's projects and other statements which are not historical facts. When used in this document, the words such as "could," "plan," "estimate," "expect," "intend," "may," "potential," "should," and similar expressions are forward-looking statements. Although ABC Funding, Inc. believes that its expectations reflected in these forward-looking statements are reasonable, such statements involve risks and uncertainties and no assurance can be given that actual results will be consistent with these forward-looking statements. Important factors that could cause actual results to differ from these forward-looking statements include the potential that the Company's projects will experience technological and mechanical problems, that geological conditions in the reservoir may not result in commercial levels of oil and gas production, that changes in product prices could occur, and other risks may be realized as may be disclosed in ABC's company reports filed with the U.S. Securities and Exchange Commission.

Contact:

ABC Funding, Inc.
Carl A. Chase
(713) 248-5978